Exhibit 99.1

For release: June 28, 2006, 10:00 pm EDT	Contact: Mark Rittenbaum Ph: 503-684-7000
Greenbrier Companies Reports Third Quarter Results
Earnings growth driven by margin expansion and strong industry fundamentals
     Lake Oswego, Oregon, June 28, 2006 – The Greenbrier Companies [NYSE:GBX], a leading supplier of transportation equipment and services to the railroad industry, today reported financial results for its fiscal third quarter ended May 31, 2006.
Highlights
•	Net earnings, excluding previously disclosed charges for a tentative settlement reached with the Internal Revenue Service on a tax audit, were $13.7 million, or $.86 per diluted share, for the third quarter of 2006. These earnings are up 28% from net earnings, excluding special charges for prepayment of certain debt, of $10.7 million, or $.69 per diluted share, for the third quarter of 2005.

•	GAAP net earnings for the third quarter of 2006 grew 18% to $10.7 million, or $.67 per diluted share, compared to GAAP net earnings of $9.0 million, or $.58 per diluted share for the same period in fiscal 2005. GAAP net earnings include a charge of: $3.0 million after tax, or $.19 per diluted share, for settlement of the tax audit in 2006, and $1.7 million after tax, or $.11 per diluted share for pre-payment of certain debt in 2005.

•	The Company raised its fiscal 2006 earnings guidance to $2.45 to $2.50 per diluted share. This guidance excludes charges of $.19 per diluted share for the tentative tax settlement in the third fiscal quarter.

•	New railcar manufacturing backlog was 16,900 units valued at $1.14 billion at May 31, 2006.

•	Subsequent to quarter-end, the Company received an order for 600 double-stack intermodal platforms.

•	EBITDA for the quarter increased 25% from the third quarter of fiscal 2005, to $32.9 million, as a result of significant manufacturing and leasing and services margin expansion. EBITDA was 12.4% of revenues for the quarter, compared to 9.2% of revenues in the third quarter of fiscal 2005.

•	During the quarter, the Company completed a $100 million convertible senior notes offering, which is immediately accretive to earnings per share. The offering further positions the Company’s balance sheet and liquidity to act quickly on both organic and acquisitive growth opportunities in its core businesses: new railcar and marine manufacturing, railcar repair and refurbishment, and leasing and services.
Third Quarter Results:
     Revenues for the 2006 fiscal third quarter were $266 million, compared to $286 million in the prior year’s third quarter. EBITDA increased to $32.9 million, or 12.3% of revenues for the quarter, compared to $26.3 million, or 9.2% of revenues in the prior year’s third quarter. Net earnings increased to $10.7 million, or $.67 per diluted share for the quarter, compared to net earnings of $9.0 million, or $.58 per diluted share for the same period in 2005.
     Results for the third quarter of 2006 include a charge of $3.0 million after-tax, or $.19 per diluted share. As previously disclosed, the charge resulted from a tentative settlement reached with the Internal Revenue Service on the audit of the Company’s federal tax returns for the years ended 1999 to 2002. Results for the third quarter of fiscal 2005 include special charges of $1.7 million after tax, or $.11 per diluted share, for prepayment of certain debt.
     New railcar manufacturing backlog was 16,900 units valued at $1.14 billion at May 31, 2006, compared to 18,300 units valued at $1.19 billion on February 28, 2006. Subsequent to quarter-end, the Company received an order for 600 double-stack intermodal platforms.
     William A. Furman, president and chief executive officer, said, “All major lines of business performed well this quarter, with significant margin enhancement driving the Company’s earnings growth. Our operating execution remains on track, as we continue to see strong rail industry fundamentals. Going forward, we remain optimistic about the market outlook across all our business lines.”
     In the Manufacturing segment, third quarter revenues were $236 million, compared to $266 million in the third quarter of 2005. Railcar deliveries for the quarter were 3,000 units, compared to 3,600 units in the third quarter of 2005. Lower current period railcar deliveries were the result of changes in production rates to meet customer delivery requirements, a slower European freight car market over the past year and the prior period including deliveries under a subcontract arrangement. Manufacturing margin for the quarter grew to 10.4% of revenues, compared to 9.2% of revenues in the third quarter of 2005, as margins continued to benefit from cost reduction efforts and efficiencies of long production runs.
     Revenues in the Leasing & Services segment grew to $30.0 million, an increase of 51% from $19.9 million in the same quarter last year. Revenue growth was driven by higher gains on railcar sales and increases in rent on lease fleet additions and leased railcar assets held for future sale. Leasing & Services margin grew to 66% of revenues, compared to 52% of revenues in the same quarter last year. Margins benefited from many of the same factors that drove revenue growth. In addition, renewal of leases at higher rates, diversification of railcar types in the lease fleet and newer lease equipment with lower maintenance costs contributed to the increased margin.
     Mark Rittenbaum, senior vice president and treasurer added, “We are particularly pleased with the performance of our leasing and services business this quarter. Through active management of our railcar leasing portfolio, we continue to re-balance the fleet to a more diversified portfolio of younger lived assets with longer average remaining lease termination dates. We regularly sell assets from our lease fleet and re-balance our lease portfolio. During the quarter, as planned, we sold a portion of our older assets and realized some of the embedded equity in our lease fleet as gains on sale of equipment were $7.8 million. We will continue to review our lease portfolio in order to maximize current and long term value on an ongoing basis.”
Business Outlook:
     The Company raised its fiscal 2006 earnings guidance to $2.45 to $2.50 per diluted share. This guidance excludes charges of $.19 per diluted share for the tentative tax settlement in the third fiscal quarter.
     Furman continued, “Our balance sheet and liquidity position are further strengthened by the recent $100 million convertible notes offering, which is also immediately accretive to earnings per share. This capital gives us the added flexibility to execute on our strategy of growing each of our core businesses, both organically and through potential acquisition. As we execute on this strategy, we will continue to deploy capital in leased railcar assets, both for our owned lease fleet and into railcars held for sale. These assets can be readily monetized for reinvestment opportunities in our core businesses when we so choose.”
     Furman concluded, “We intend to maintain our leadership position in the double-stack intermodal marketplace, where underlying fundamentals and growth remain robust. We have also expanded our new railcar product offerings into other markets where future demand is also anticipated to be strong. As previously disclosed, several new railcar manufacturing line changeovers will occur over the next several quarters. Management is keenly focused on successful changeovers and start-up of new production lines, which are all occurring as planned.”
     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. In addition to building new railroad freight cars in its manufacturing facilities in the U.S., Canada, and Mexico and to repairing and refurbishing freight cars and wheels at 17 locations across North America, Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 135,000 railcars.

     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
     The Greenbrier Companies will host a teleconference to discuss third quarter fiscal 2006 results. Teleconference details are as follows:
Thursday, June 29, 2006
6:30 am Pacific Daylight Time
Phone #: 630-395-0143, Password: “Greenbrier”
Webcast Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the website 10 minutes prior to the start time. Following the call, a replay will be available on the same website.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	May 31,	August 31,
	2006	2005
Assets
Cash and cash equivalents	$186,660	$73,204
Restricted cash	2,059	93
Accounts and notes receivable	94,947	122,957
Inventories	148,662	121,698
Railcars held for sale	60,675	59,421
Equipment on operating leases	242,380	183,155
Investment in direct finance leases	4,968	9,974
Property, plant and equipment	78,755	73,203
Other	32,755	27,502

	$851,861	$671,207

Liabilities and Stockholders’ Equity
Revolving notes	$21,313	$12,453
Accounts payable and accrued liabilities	188,478	195,258
Participation	11,086	21,900
Deferred income taxes	34,626	31,629
Deferred revenue	14,395	6,910
Notes payable	369,789	214,635

Subordinated debt	5,003	8,617

Subsidiary shares subject to mandatory redemption	—	3,746

Stockholders’ equity	207,171	176,059

	$851,861	$671,207

THE GREENBRIER COMPANIES, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2006	2005	2006	2005
Revenue
Manufacturing	$236,052	$266,090	$609,570	$700,295
Leasing & services	30,036	19,944	79,094	58,701

	266,088	286,034	688,664	758,996

Cost of revenue
Manufacturing	211,444	241,491	539,835	642,149
Leasing & services	10,172	9,561	31,281	30,512

	221,616	251,052	571,116	672,661

Margin	44,472	34,982	117,548	86,335

Other costs
Selling and administrative	18,082	15,276	51,025	41,392
Interest and foreign exchange	5,963	2,285	17,406	9,639
Special charges	—	2,913	—	2,913
	24,045	20,474	68,431	53,944

Earnings before income taxes and equity in unconsolidated subsidiaries	20,427	14,508	49,117	32,391

Income tax expense	(9,866)	(5,881)	(22,266)	(12,833)

Earnings before equity in unconsolidated subsidiaries	10,561	8,627	26,851	19,558

Equity in earnings (loss) of unconsolidated subsidiaries	119	417	409	(322)

Net earnings	$10,680	$9,044	$27,260	$19,236

Basic earnings per common share	$0.67	$0.60	$1.74	$1.29

Diluted earnings per common share	$0.67	$0.58	$1.71	$1.24

Weighted average common shares:
Basic	15,887	15,020	15,685	14,957
Diluted	15,979	15,605	15,918	15,564

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Nine Months Ended May 31
	2006	2005
Cash flows from operating activities:
Net earnings	$27,260	$19,236
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Deferred income taxes	3,049	679
Tax benefit of stock options exercised and dividends on restricted stock awards	1,949	1,941
Depreciation and amortization	19,170	16,840
Gain on sales of equipment	(10,606)	(4,300)
Other	59	499
Decrease (increase) in assets:
Accounts and notes receivable	29,633	(34,535)
Inventories	(22,959)	7,969
Railcars held for sale	(25,523)	(27,558)
Other	(147)	(3,656)
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	(10,671)	(5)
Participation	(10,814)	(15,660)
Deferred revenue	7,242	1,148

Net cash provided by (used in) operating activities	7,642	(37,402)

Cash flows from investing activities:
Principal payments received under direct finance leases	1,710	4,524
Proceeds from sales of equipment	23,665	23,125
Investment in and advances to unconsolidated subsidiary	517	(49)
Acquisition of joint venture interest	—	8,435
Decrease (increase) in restricted cash	(1,961)	624
Capital expenditures	(67,146)	(49,478)
Net cash used in investing activities	(43,215)	(12,819)

Cash flows from financing activities:
Changes in revolving notes	7,858	6,541
Proceeds from issuance of notes payable net of issuance costs	154,933	170,028
Repayments of notes payable	(5,740)	(66,334)
Repayment of subordinated debt	(3,615)	(5,157)
Dividends	(3,766)	(2,692)
Net proceeds from sale of common stock	—	127,466
Purchase and retirement of common stock	—	(127,538)
Proceeds from exercise of stock options	5,010	1,727
Purchase of subsidiary shares subject to mandatory redemption	(4,636)	—

Net cash provided by financing activities	150,044	104,041

Effect of exchange rate changes	(1,015)	1,358

Increase in cash and cash equivalents	113,456	55,178

Cash and cash equivalents
Beginning of period	73,204	12,110

End of period	$186,660	$67,288

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA(1)
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	May 31		May 31
	2006	2005	2006	2005
Net cash provided by (used in) operating activities	$31,007	$13,099	$7,642	$(37,402)
Changes in working capital	(21,738)	2,627	33,239	72,297
Special charges	—	2,913	—	2,913
Deferred income taxes	692	(1,266)	(3,049)	(679)
Tax benefit of stock options exercised and dividends on restricted stock awards	(650)	(453)	(1,949)	(1,941)
Gain on sales of equipment	7,794	782	10,606	4,300
Other	(11)	402	(59)	(499)
Income tax expense	9,866	5,882	22,266	12,833
Interest and foreign exchange	5,964	2,284	17,406	9,639
Adjusted EBITDA from operations	$32,924	$26,270	$86,102	$61,461

(1)	Adjusted EBITDA is not a financial measure under GAAP. We define adjusted EBITDA as earnings from operations before special charges, interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. Adjusted EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use adjusted EBITDA in that fashion. You should not consider adjusted EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the adjusted EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.